EXHIBIT B

The table below specifies the date of the transaction, number of shares, weighted-average purchase price and range of price per share of the Shares of the Issuer purchased by the reporting Person during the past 60 days. The Reporting Person undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of Shares purchased at each separate price. All transactions were effected in the market through brokers.

			Range of Price per Share
Date of Transaction	Number of Shares Acquired	Weighted Average Price per Share	Low	High
June 3, 2025	35,530	$12.97	$12.89	$12.99
June 4, 2025	111,591	$13.41	$13.39	$13.45
June 16, 2025	60,000	$13.94	$13.89	$14.00
June 17, 2025	80,000	$13.79	$13.74	$13.81
June 20, 2025	120,000	$13.27	$13.20	$13.34
June 23, 2025	220,000	$13.22	$13.09	$13.31
June 25, 2025	60,000	$13.14	$13.14	$13.14
June 27, 2025	120,000	$13.34	$13.22	$13.42
June 30, 2025	120,000	$13.10	$13.04	$13.12
July 1, 2025	82,507	$13.14	$13.02	$13.15
July 3, 2025	73,100	$13.91	$13.84	$13.96
July 7, 2025	100,000	$14.12	$14.00	$14.22
July 10, 2025	74,657	$14.76	$14.70	$14.83
July 11, 2025	7,079	$14.95	$14.90	$14.95
July 14, 2025	163,628	$14.96	$14.84	$15.05
July 15, 2025	388,521	$14.67	$14.49	$14.78
July 16, 2025	560,180	$14.74	$14.56	$14.83
July 17, 2025	2,963	$14.99	$14.99	$14.99
July 23, 2025	74,979	$16.07	$16.00	$16.22
July 24, 2025	60,000	$16.24	$16.19	$16.28
July 25, 2025	121,581	$16.24	$16.10	$16.32
July 28, 2025	160,000	$16.27	$16.13	$16.34
July 29, 2025	183,830	$16.10	$15.96	$16.18
July 30, 2025	120,000	$16.10	$15.98	$16.17
July 31, 2025	255,000	$16.01	$15.93	$16.01